Exhibit 23(b)


                       CONSENT OF INDEPENDENT ACCOUNTANTS


The Board of Directors
Norfolk Southern Corporation:


We consent to the incorporation by reference in the Registration Statement pertaining to the Thoroughbred Retirement Investment
Plan of Norfolk Southern Corporation and Participating Subsidiary Companies on Form S-8 of Norfolk Southern Corporation of our report dated January 21, 2002, relating to the consolidated balance sheets of Conrail Inc. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2001, which report appears in the December 31, 2001
Annual Report on Form 10-K of Norfolk Southern Corporation.




/s/ KPMG LLP					/s/ Ernst & Young LLP
Norfolk, Virginia					Jacksonville, Florida
October 31, 2002					October 31, 2002